UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 4, 2019

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08895	33-0091377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1920 Main Street, Suite 1200

Irvine, CA 92614

(Address of principal executive offices) (Zip Code)

(949) 407-0700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	PEAK	The New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Underwriting Agreement

On November 4, 2019, Healthpeak Properties, Inc., a Maryland corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and Morgan Stanley & Co LLC, as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”) and BofA Securities, Inc., as forward seller (in such capacity, the “Forward Seller”), and Bank of America, N.A., as forward purchaser (the “Forward Purchaser”), relating to the issuance and sale pursuant to an underwritten public offering (the “Offering”) of an aggregate of 15,000,000 shares of its common stock, par value $1.00 per share (the “Common Stock”), and up to 2,250,000 additional shares of Common Stock at the Underwriters’ option, in each case offered on a forward basis.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward Sale Agreement

In connection with the Offering, on November 4, 2019, the Company also entered into a separate forward sale agreement (the “Forward Sale Agreement”) with the Forward Purchaser. The Company expects to physically settle the Forward Sale Agreement and receive proceeds, subject to certain adjustments, from the sale of those shares of Common Stock within 12 months from entry into the Forward Sale Agreement. Although the Company expects to settle the Forward Sale Agreement entirely by the physical delivery of shares of Common Stock for cash proceeds, the Company may also elect to cash or net-share settle all or a portion of its obligations under the Forward Sale Agreement, in which case, the Company may receive, or may owe, cash or shares of Common Stock from or to the Forward Purchaser. The Forward Sale Agreement provides for an initial forward price of $34.46 per share, subject to certain adjustments pursuant to the terms of the Forward Sale Agreement. The Forward Sale Agreement is subject to early termination or settlement under certain circumstances.

The foregoing is a summary description of certain terms of the Forward Sale Agreement and is qualified in its entirety by the text of the Forward Sale Agreement, attached as Exhibit 1.2 to this Current Report on Form 8-K and incorporated herein by reference.

The Company will not initially receive any proceeds from the sale of shares of Common Stock by the Forward Purchaser or its affiliate. Assuming full physical settlement of the Forward Sale Agreement at the initial forward sale price of $34.46 per share, the Company expects to receive net proceeds of approximately $516.4 million (or $593.9 million if the Underwriters’ option to purchase additional shares is exercised in full), after deducting fees and estimated expenses related to the Forward Sale Agreement and the Offering. The Company intends to use the net proceeds that it receives from the settlement of the Forward Sale Agreement to fund potential acquisitions, developments, redevelopments and other investment opportunities. The Company may also use the net proceeds for general corporate purposes, including to repay indebtedness. On November 7, 2019, the Company closed the Offering.

Some or all of the Underwriters and Forward Purchaser and/or their respective affiliates have engaged in, and/or may in the future engage in, investment banking, commercial banking, financial advisory and/or other commercial dealings in the ordinary course of business with the Company and/or the Company’s subsidiaries, for which they have received and/or in the future may receive fees and commissions for these transactions or services.

The press release announcing the pricing of the Offering is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.  The following exhibits are being filed herewith:

No.	Description
1.1	Underwriting Agreement, dated November 4, 2019, by and among the Company and BofA Securities, Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein, and Bank of America, N.A., as forward seller and as forward purchaser.
1.2	Forward Sale Agreement, dated November 4, 2019, by and between the Company and Bank of America, N.A.
5.1	Opinion of Ballard Spahr LLP regarding the legality of the shares in the Offering.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters.
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
99.1	Press Release, dated November 4, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHPEAK PROPERTIES, INC.
(Registrant)

Date: November 7, 2019	By:	/s/ Troy E. McHenry
	Name:	Troy E. McHenry
	Title:	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary

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